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                                                               Exhibit 99.(a)(2)

                                MUTUAL FUND TRUST


                     AMENDMENT NO. 1 TO DECLARATION OF TRUST
                                  Amendment and
                  First Amended and Restated Establishment and
                       Designation of Series of Shares of
                Beneficial Interest (par value $0.001 per share)
                             DATED DECEMBER 6, 2001


     Pursuant to Section 6.9 of the Declaration of Trust, dated February 1, 1994 (the "Declaration of Trust"), of the Mutual Fund Trust (the "Trust"), the Trustees of the Trust hereby amend and Restate the Establishment and Designation of series of Shares appended to the Declaration of Trust to change the names of the following funds:

Vista Federal Money Market Fund         to        JPMorgan Federal Money Market Fund
Vista Prime Money Market Fund           to        JPMorgan Prime Money Market Fund
Vista Treasury Plus Money Market Fund   to        JPMorgan Treasury Plus Money Market Fund

     1.   The series shall be respectively designated as follows:

          JPMorgan California Tax Free Money Market Fund
          JPMorgan Federal Money Market Fund
          JPMorgan Tax Free Money Market Fund
          JPMorgan New York Tax Free Money Market Fund
          JPMorgan 100% U.S. Treasury Securities Money Market Fund JPMorgan Liquid Assets Money Market Fund
          JPMorgan Prime Money Market Fund
          JPMorgan Treasury Plus Money Market Fund
          JPMorgan U.S. Government Money Market Fund

     2. Each series shall be authorized to invest in cash, securities, instruments, and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such series. Each share of each of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall be entitled to vote, shall represent a PRO RATA beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its PRO RATA share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.

     3. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such series as provided in, Rule 18f-2 or Rule 18f-3, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

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     4.   The assets and liabilities of the Trust shall be allocated among these series as set forth in Section 6.9 of the Declaration of Trust.

     5. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series.

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     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.


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William J. Armstrong


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Roland R. Eppley, Jr.


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Ann Maynard Gray


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Matthew Healy


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Fergus Reid, III


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James J. Schonbachler


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Leonard M. Spalding


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H. Richard Vartabedian